Exhibit (h)(2)(v)

SCHEDULE A

TO THE EXPENSE LIMITATION AGREEMENT

FOR PREMIER MULTI-SERIES VIT

(updated as of December 10, 2015)

Portfolios

Portfolio Name	Expense Limitation Expiration Date	Recoupment Period Expiration Date
NFJ Dividend Value Portfolio	4/30/17	12/31/20
RCM Dynamic Multi-Asset Plus VIT	4/30/16	12/31/19

IN WITNESS WHEREOF, the Trust and the Manager have each caused this Schedule A to the Expense Limitation Agreement to be signed on its behalf by its duly authorized representative, as of the date first above written.

PREMIER MULTI-SERIES VIT

By:	/s/ Julian Sluyters
Name:	Julian Sluyters
Title:	President and Chief Executive Officer

ACCEPTED AND AGREED TO:

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:	/s/ Julian Sluyters
Name:	Julian Sluyters
Title:	Chairman—Management Board

[Signature Page to Schedule A to Expense Limitation Agreement]